Exhibit 99.1

ALR Technologies Announces Filing Response to FDA Questions on 510(k) for Health-e-Connect (HeC) System – Health Care for Diabetes Patients

Atlanta, GA – March 2, 2011 – ALR Technologies Inc. (OTCBB: ALRT) announces that on February 28, 2011 the Company submitted its reply to questions asked by the FDA in response to the company’s 510(k) application that was originally submitted to FDA on July 23, 2010 for its proprietary Health-e-Connect (HeC) System. The company’s reply to FDA was filed prior to FDA’s deadline.

The HeC system is an internet-based product intended for diabetic patients and their health care providers to improve communication and monitoring of patients health management programs. One aspect of the system is that HeC will incorporate data uploaded from patients’ glucometers into the ALRT database to quickly assess user compliance and performance compared to provider set targets. The HeC system currently supports data transfer from glucometers manufactured by Abbott, Bayer, Lifescan (a Johnson & Johnson company) and Roche.

About ALR Technologies Inc.
ALRT Health-e-Connect (HeC) System is the principal product of the Company. HeC is a web based application for medical professionals to improve compliance and adherence of care plans of patients in their homes. HeC is programmed to assist healthcare providers caring for diabetes patients. The platform will be expanded to cover patients with other chronic diseases. More information on ALR Technologies and its products can be found at http://www.alrt.com.
Public Relations: 678-881-0002 Ext. 704
e-mail: contact@alrt.com

This release contains certain “forward-looking statements” relating to ALR Technologies’ business, and these statements reflect the current views of ALR Technologies with respect to future events and are subject to certain risks, uncertainties and assumptions. When used, the words “estimate”, “expect”, “anticipate”, “believe” and similar expressions are intended to identify such forward-looking statements. There are many factors that could cause the actual results, performance or achievements of ALR Technologies and its products to be materially different from any future results, performances or achievements that may be expressed or implied by such forward-looking statements. Further management discussions of risks and uncertainties can be found in the company’s quarterly filings with the Securities Exchange Commission.